UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

INDEPENDENT ADVISORY FIRM GLASS LEWIS ENDORSES CYPRESSFIRST NOMINEES

MCCRANIE AND MARTINO FOR ELECTION TO BOARD OF CYPRESS SEMICONDUCTOR

Says “Highly Credible” CypressFirst Candidates Well Positioned to Contribute to Continued Implementation of “Cypress 3.0” and Guide Cypress CEO

Criticizes Executive Chairman Bingham’s “Dubious Approach to Informing the Board of a Clear Conflict, as Well as the Board’s Subsequently Dubious Effort to Manage and Disclose

[Bingham’s] Conflict to Ordinary Investors”

SAN JOSE, CA, May 30, 2017 — Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress” or “the Company”) Board of Directors, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder (collectively “CypressFirst”), today announced that a leading independent proxy voting and corporate governance advisory firm, Glass, Lewis & Co. LLC (“Glass Lewis”), has recommended that Cypress stockholders vote the GOLD proxy card FOR the election of Messrs. Martino and McCranie to the Cypress Board of Directors, in conjunction with the 2017 Annual Meeting of Stockholders to be held on June 8. The analyses and recommendations of Glass Lewis are relied upon by major institutional investment firms, mutual funds and fiduciaries throughout North America.

In its May 26 report, Glass Lewis says that CypressFirst has made the case to support replacement of executive chairman Ray Bingham and lead director Eric Benhamou, “two current directors whose continued service we believe unaffiliated investors have been afforded adequate cause to view skeptically,” adding that CypressFirst candidates Messrs. Martino and McCranie are “experienced industry executives” who “appear highly credible.”

The Glass Lewis report is sharply critical of “conflicts tied to Ray Bingham’s dual service as executive chairman of Cypress and founding partner of Canyon Bridge,” a Chinese government-backed private equity fund that directly competes with Cypress for semiconductor-related acquisition targets, concluding:

“What we do believe the current campaign centers on is Mr. Bingham’s dubious approach to informing the board of a clear conflict, as well as the board’s subsequently dubious effort to manage and disclose that conflict to ordinary investors. Based on available disclosures, as well as the board’s curiously ardent view that no actual conflict exists, despite a wealth of information to the contrary, we believe the election of two independent, qualified candidates prepared to directly assist the advancement of ‘Cypress 3.0’ — in each case, without the costs and uncertainties associated with Mr. Bingham’s continued access to critical information in his capacity as executive chairman — represents a superior outcome for unaffiliated investors at this time. Accordingly we recommend shareholders vote FOR all candidates using the Dissident’s GOLD proxy card.”

Regarding the CypressFirst candidates, Glass Lewis notes, “Mr. McCranie has, among other things, extensive public company board experience at a number of technology firms — including a prior nine-year run at Cypress — and a range of executive experience,” and that Mr. Martino’s “background speaks clearly to both public board and senior executive experience in the industry.” Glass Lewis concludes these two nominees, “are well positioned to both contribute to the continued implementation of ‘Cypress 3.0’ and offer guidance, as needed, to [Cypress CEO Hassane] El-Khoury.”

Glass Lewis firmly rejects the Cypress board’s attempt to portray the CypressFirst campaign as merely a “personal vendetta” by Mr. Rodgers, the founder and former CEO of the Company, citing at length an April 17, 2017 decision by the Delaware Court of Chancery, which expressly ruled for Mr. Rodgers and against Cypress:

“[W]e believe many of the board’s central arguments on the matter have already been thoroughly vetted in a jurisdiction with a well-established approach to corporate law. It is thus telling, in our view, that Cypress’ defense — both in terms of Mr. Bingham’s conflict and Mr. Rodgers’ purported vendetta — appears to have garnered little to no traction in the chancery court. That the board’s ongoing tone and tenor on these matters remains largely unaltered despite the public availability of the forgoing ruling is, in our view, somewhat puzzling.”

“We believe it is important to emphasize, again, that this contest is not, in our view, about the speculative return of Mr. Rodgers — who has neither promoted himself as a candidate or submitted a number of nominees capable of exercising unilateral influence — nor does it appear to be a personal vendetta, a largely unsupported claim which has already been rejected by the Delaware Court of Chancery.”

Noting that both the April 17, 2017 Delaware decision and subsequent disclosures of information “have arguably delivered similar or greater damage to the board’s case,” Glass Lewis says:

“[W]e currently see little reason for investors to accept the narrative promulgated by Cypress, which asks shareholders to, among other things: (i) accept that Mr. Bingham did not fail to properly inform the board of alternative, conflicting responsibilities, despite expansive evidence to the contrary; (ii) accept that Canyon Bridge, which was formed for the express purpose of undertaking control investments in technology companies, is not a competitor with Cypress during a consolidation phase in the semiconductor industry; and (iii) accept that any potential conflicts arising in the future will be suitably managed by the same directors principally responsible for the current circumstances.”

Glass Lewis further says:

“[W]e believe a disconcertingly wide range of available information — including court rulings, press releases and unsealed statements from Canyon Bridge — strongly indicate Mr. Bingham likely ran afoul of Cypress’ code of ethics and failed to suitably inform the Company, and, by extension, investors, of a material conflict of interest, in each case while being compensated by two separate entities reasonably expected to compete for acquisition opportunities. As the lead independent director and a member of the corporate governance committee, we believe Mr. Benhamou — who appears to have quickly and privately expressed unambiguous reservations with Mr. Bingham’s position at Canyon Bridge — has arguably failed to follow through on concerns relating to a major conflict of interest involving a senior executive of Cypress.”

CypressFirst urges all Cypress stockholders to follow the recommendation of Glass Lewis and vote the GOLD proxy card FOR the election of Messrs. Martino and McCranie. As Glass Lewis observed:

“In view of the opportunity to effect incremental board level change, elect qualified, industry-focused directors, eliminate a major conflict of interest and simplify the costs and ambiguities associated with a temporary executive role, we believe Cypress investors have been afforded sufficient cause to support the CypressFirst solicitation at this time.”

More information about CypressFirst can be found at www.CypressFirst.com.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Laurie Connell

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

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